Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Air Industries Group (the “Company”) on Form S-3 of our report dated April 1, 2019 on our audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2018 and 2017, which report was included in the Annual Report on Form 10-K of the Company filed April 1, 2019, as amended on April 8, 2019 and June 4, 2019, which includes an emphasis of matter paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Certified Public Accountants

Saddle Brook, New Jersey

September 30, 2019